Exhibit 99.1

GAIAM COMPLETES ACQUISTION OF VIVENDI ENTERTAINMENT

CREATING GAIAM VIVENDI ENTERTAINMENT, THE NATION’S LARGEST

INDEPENDENT CONTENT DISTRIBUTOR

- Strategic Acquisition Builds Gaiam’s Content Distribution Platform, Will Drive Margin Growth and Complements Expected Organic Double-Digit Revenue Growth in 2012 -

BOULDER, CO and LOS ANGELES, CA, April 3, 2012 — Gaiam, Inc. (NASDAQ: GAIA) (“the Company”), a lifestyle media company, today announced that it completed its previously announced acquisition of Vivendi Entertainment from Universal Music Group Distribution Corp., for $13.4 million plus net working capital. In the twelve-month period ended December 24, 2011, Vivendi Entertainment sold approximately 21 million units, generating gross billing to retailers of over $200 million. Gaiam will recognize the net fee revenue, so the acquisition is expected to add approximately $25 million of revenue and equal gross profit on an annualized basis; and will be accretive to the Company’s 2012 financial results.

Combining Vivendi Entertainment with Gaiam’s existing media distribution operations creates the largest independent and third largest overall, media distributor in the United States for non-theatrical content and the Company has renamed its distribution organization, Gaiam Vivendi Entertainment. Gaiam Vivendi Entertainment boasts a content library of over 7,000 titles and controlled a 13% share of the non-theatrical distribution market in 2011 and over 14% year to date in 2012.

Bill Sondheim, President of Gaiam, commented, “The acquisition of Vivendi Entertainment’s distribution contracts and key content relationships, is an important step in our efforts to efficiently leverage Gaiam’s extensive retailer, direct to consumer and digital distribution channels. The expanded Gaiam Vivendi Entertainment platform is expected to drive near and long-term revenue growth as we leverage our increased scale to attract additional product from leading studios and other content providers.”

Lynn Powers, Chief Executive Officer of Gaiam, added, “With a strong start to 2012, we are on pace to achieve our goal of double-digit organic revenue growth in 2012. Reflecting our expectations for significant cost savings and operational synergies, this acquisition will also drive efficiencies leading to margin improvement and growth in profitability. This is an exciting acquisition for Gaiam and we believe it will generate immediate and lasting value for our studio partners, our customers and our shareholders.”

Vivendi Entertainment is a full service independent DVD and digital distribution company operating in the United States and Canada. The company has built an extensive catalog of over 3,000 titles, and its customer-centric business model was founded on the principles of collaboration and financial transparency. The company provides sales, marketing, and distribution services to many of the home entertainment industry’s most prestigious brands including: World Wrestling Entertainment, Classic Media, Shout! Factory, The Weinstein Company, NFL Productions, Big Idea, RHI, National Geographic, Salient Media, Televisa, Codeblack, Sid and Marty Krofft Pictures and Nelvana.

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of 62,000 retail doors, 14,600 store within stores, a digital distribution platform and 10 million direct customers, Gaiam is dedicated to providing solutions for LOHAS (lifestyle of health and sustainability) and eco-conscious living. The Company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition, Gaiam has exclusive licensing agreements with Discovery Communications and other licensing partners. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

CONTACT:
Steve Thomas	Joseph N. Jaffoni, Richard Land, Norberto Aja
Chief Financial Officer	Jaffoni & Collins, Inc.
Gaiam, Inc.	(212) 835-8500
(303) 222-3782	gaia@jcir.com
Steve.thomas@gaiam.com